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                                                                    EXHIBIT 99.1



PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

ANTHONY E. BURKE                          MICHAEL J. GAGLIARDI
Richmond County Financial Corp.           Ironbound Bankcorp
President and COO                         President and CEO

THOMAS R. CANGEMI                         THOMAS R. LUPO
Richmond County Financial Corp.           Ironbound Bankcorp
Senior Vice President and CFO             Executive Vice President
Tel: (718) 448-2800; (718) 815-7048       Tel: (973) 589-3800

            RICHMOND COUNTY FINANCIAL CORP. ENTERS INTO AGREEMENT
                       TO MERGE WITH IRONBOUND BANKCORP

               "INITIATING ITS ENTRY INTO THE NEW JERSEY MARKET"


Staten Island, New York, July 17, 1998

Richmond County Financial Corp. (NASDAQ/NMS: RCBK) ("Richmond") based in Staten Island, New York, and Ironbound Bankcorp, NJ (NASDAQ/NMS: IBDB) ("Ironbound"), based in Newark, New Jersey, the holding company of Ironbound Bank, jointly announced today that they have entered into a definitive agreement pursuant to which Ironbound, a $113.7 million commercial bank, will merge with and into Richmond. The transaction received the unanimous approval of the Boards of Directors of Richmond and Ironbound and due diligence by both companies have been completed.

Under the terms of the agreement, each of the 997,158 outstanding shares of Ironbound common stock will be exchanged for 1.45 shares of Richmond common stock. Based upon the closing price of Richmond's common stock as of July 16, 1998, Ironbound's shareholders would receive common stock valued at $26.55. The
total transaction value is estimated to be $26.5 million.   The merger is
expected to be completed in the first quarter of calendar year 1999, and is subject to the approval of the stockholders of Ironbound and regulatory authorities. The transaction is intended to be a tax-free merger accounted for as a pooling of interest. Richmond estimates that operational efficiencies generated as a result of the transaction will produce cost savings equal to 30% of Ironbound's non-interest expense and that the transaction will be accretive to earnings per share in fiscal 1999. In connection with the transaction, Ironbound has granted Richmond an option to purchase shares
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equal to 19.9% of Ironbound's outstanding common stock under certain conditions.

Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond commented, "We are extremely pleased to have the opportunity to add the Ironbound franchise to our organization. This merger establishes our initial entry into the New Jersey market and is consistent with our stated strategy of increasing both earnings per share and shareholder value. The merger of Ironbound with its strong history of service to its communities will bring commercial banking relationships to Richmond and accelerate our efforts to become more active in commercial lending. The merger is consistent with our goal of becoming a full service community bank and complements our existing lending and deposit services and strengthens our commercial banking services."

Edward Cruz, Chairman of the Board of Ironbound stated, "that ten years ago, upon the formation of the Bank, two primary goals were established. First, to provide quality banking services to the local communities served by the Bank and second, to enhance shareholder value. The merger with Richmond achieves both of these objectives. Richmond's community banking orientation is similar to Ironbound's and the merger results in a significant enhancement of shareholder value. The customers and communities served by Richmond and Ironbound will benefit from the combined talents of our people. The expanded franchise will enable us to better serve our business customers with a wider banking network and increased lending capacity. Ironbound will be operated as a division of Richmond and Ironbound's Board members will continue serving, as members of a new Divisional Board. Michael Gagliardi and Thomas Lupo, the management team which has revitalized Ironbound during the past five years will continue as officers of Richmond, providing their commercial banking expertise to the merged institution."

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886 which operates 12 full service banking offices on Staten Island, one full service banking office in Brooklyn and a multifamily loan processing center in Jericho, Long Island. As of June 30, 1998 total assets were $1.6 billion, deposits were $950.8 million and total stockholders' equity was $328.6 million.

Ironbound operates 3 full service commercial banking offices, in the New Jersey Counties of Union and Essex with two additional commercial banking offices expected to open in calendar 1999. As of June 30, 1998, total assets of Ironbound were $113.7 million, deposits were $107.8 million and total stockholders' equity was $11.3 million.

Statements contained in this news release contains certain forward looking statements with respect to the financial condition, results of operations and business of Richmond following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or adverse interest rate environment could develop.